As filed with the Securities and Exchange Commission on June 12, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hatteras Financial Corp.

(Exact name of registrant as specified in its charter)

Maryland	6798	26-1141886
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

751 W. Fourth Street, Suite 400

Winston-Salem, North Carolina 27101

(336) 760-9331

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

HATTERAS FINANCIAL CORP. 2015 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Michael R. Hough

Hatteras Financial Corp.

Chairman and Chief Executive Officer

751 W. Fourth Street, Suite 400

Winston-Salem, North Carolina 27101

(336) 760-9331

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Kerry E. Johnson, Esq.

Hunton & Williams LLP

200 Park Avenue, 53rd Floor

New York, New York 10166

Tel: (212) 309-1000

Fax: (212) 309-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock	1,500,000 (3)	$17.425	$26,137,500	$3,038

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of outstanding shares of common stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common stock as reported on the New York Stock Exchange on June 8, 2015.
(3)	Represents the number of shares of common stock, par value $0.001 per share, issuable under the Hatteras Financial Corp. 2015 Equity Incentive Plan. Shares of common stock issuable under the plan include awards of restricted stock and shares of common stock to be issued in the form of stock options, stock appreciation rights, phantom stock, performance awards or other stock-based awards made under the plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Hatteras Financial Corp. 2015 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, Hatteras Financial Corp. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Michael R. Hough at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:

(1)	the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 24, 2015;

(2)	the information specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2014 from the Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2015;

(3)	the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on April 30, 2015;

(4)	the Current Reports on Form 8-K filed with the SEC on March 4, 2015 and May 11, 2015;

(5)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A dated April 23, 2008, including all amendments or reports filed for the purpose of updating such description; and

(6)	all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities. Not applicable.

Item 5.  Interests of Named Experts and Counsel. Not applicable.

Item 6.  Indemnification of Directors and Officers.

Maryland General Corporation Law (“MGCL”) law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s charter also authorizes the Company, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

The Company’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation, and (b) a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company entered into indemnification agreements with its directors and executive officers that obligate the Company to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of the Company, the Company must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that (a) the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or executive officer actually received an improper personal benefit in money, property or other services, or (c) with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

The indemnification agreements also provide that upon application of a director or executive officer of the Company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if (a) the court determines the director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from the Company the expenses of securing such indemnification, or (b) the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper benefit under the applicable section of the MGCL; provided, however, that the Company’s indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of the Company or in which the executive officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, executive officer or employee of the Company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, the Company must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

In addition, the indemnification agreements require us to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	an undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed. Not applicable.

Item 8.  Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.  Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Winston-Salem, North Carolina on June 12, 2015.

HATTERAS FINANCIAL CORP.

By:	/s/ Michael R. Hough
Michael R. Hough
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael R. Hough, Benjamin M. Hough and Kenneth A. Steele and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MICHAEL R. HOUGH	Chairman and Chief Executive Officer (Principal Executive Officer)	June 12, 2015
Michael R. Hough

/S/ BENJAMIN M. HOUGH	President, Chief Operating Officer and Director	June 12, 2015
Benjamin M. Hough

/S/ DAVID W. BERSON	Director	June 12, 2015
David W. Berson

/S/ IRA G. KAWALLER	Director	June 12, 2015
Ira G. Kawaller

/S/ VICKI MCELREATH	Director	June 12, 2015
Vicki McElreath

/S/ JEFFREY D. MILLER	Director	June 12, 2015
Jeffrey D. Miller

/S/ WILLIAM V. NUTT, JR.	Director	June 12, 2015
William V. Nutt, Jr.

/S/ THOMAS D. WREN	Director	June 12, 2015
Thomas D. Wren

/S/ KENNETH A. STEELE Kenneth A. Steele	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	June 12, 2015

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit No.	Description

3.1	Articles of Incorporation (including all articles of amendment and articles supplementary) (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 30, 2012 and incorporated herein by reference)

3.2	Bylaws (previously filed as an exhibit to the Company’s Registration Statement on Form S-11 (No. 333-149314) filed with the SEC on February 20, 2008 and incorporated herein by reference)

4.1	Form of Common Stock Certificate (previously filed as an exhibit to the Company’s Registration Statement on Form S-11 (No. 333-149314) filed with the SEC on April 22, 2008 and incorporated herein by reference)

5.1	Opinion of Hunton & Williams LLP

10.1	Hatteras Financial Corp. 2015 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2015 and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Hunton & Williams LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)